EXHIBIT 1

                     Letter Agreement dated February 8, 1996
            between Hollywood Trenz, Inc. and Conectisys Corporation














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February 8, 1996

VIA FEDERAL EXPRESS DELIVERY
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Robert A. Spigno, President
Conectisys Corporation
7260 Spigno Place
Agua Dulce, CA 91350

Re:      Exchange of Shares

Dear Mr. Spigno:

This letter will constitute an agreement between Hollywood Trenz, Inc. ("HTNZ") and Conectisys Corporation ("CNES") to terminate the ADA Sign Purchase Agreement and Agreement for the Purchase of Common Stock between them dated March 23, 1995 and to return the shares transferred pursuant to that Agreement. CNES has delivered to HTNZ Certificate No. 2028-9 representing 600,000 shares of common stock, $.0001 par value, of HTNZ the receipt of which HTNZ hereby acknowledges. Upon the receipt by HTNZ from CNES of a signed Stock Power in the form attached hereto with Medallion Gold Seal Signature Guarantee, HTNZ will cause to be delivered to CNES Certificate No. 5167 representing 300,000 shares of common stock, no par value, of CNES together with a signed Stock Power with Medallion Gold Seal Signature Guarantee. The parties agree to complete the exchange of shares by February 29, 1996.

Sincerely yours,



Robert E. Burton, Jr.
Vice Chairman, C.O.O.

ACCEPTED AND AGREED:
CONECTISYS CORPORATION


By  /s/ Robert A. Spigno              Dated:  2/9/96
        ----------------                      ------
        Robert A. Spigno
        President